Exhibit 99.1

July 22, 2013	Company Press Release	Flowers Foods (NYSE: FLO)

FLOWERS FOODS COMPLETES ACQUISITION OF

20 HOSTESS BAKERIES AND 5 BREAD BRANDS

THOMASVILLE, GA—Flowers Foods (NYSE: FLO) today announced the completion of its acquisition of bread assets, including 20 bakeries; the Wonder, Merita, Home Pride, Butternut, and Nature’s Pride brands; and 36 depots from Old HB, Inc. (formerly Hostess Brands). The adjusted purchase price was $355 million.

The acquisition of the Hostess bread assets strengthens Flowers Foods’ position as the second-largest baker in the U.S. by adding brands and bakeries that will enhance the company’s ability to steadily expand the geographic reach of its fresh breads, buns, rolls, and snack cakes into new markets. Flowers has experience integrating acquisitions, having completed more than 100 since listing publicly in 1968, including 12 in the past decade.

“These assets fit very well with our strategy to grow our fresh baked foods through market expansion and acquisitions,” said Allen L. Shiver, president and chief executive officer. “Consumers across much of the country can expect to see these well-known and loved bread brands returning to store shelves over time.”

Flowers’ direct-store-delivery system reaches from Maine to Florida and extends throughout the South, Southwest, and west to California. Over the last decade, Flowers has more than doubled the reach of its fresh bread brands—from 38% of the U.S. population in 2003 to 77% of the population today. “We will continue our methodical market expansion, re-introducing the newly acquired brands into markets we currently serve and into new markets as we steadily expand into new regions of the country,” Shiver explained.

Earlier this year, the company announced its bid to purchase the assets for $360 million, and the bankruptcy court approved the sale in March. On July 8, Flowers received regulatory approval pursuant to the Hart-Scott-Rodino Act. The final acquisition price was adjusted to $355 million as a result of a contemplated purchase price adjustment related to the Butternut trademark.

Shiver said, “Our team has been keenly focused on serving the needs of our customers and the marketplace, and we are seeing the results of our efforts. First quarter sales were up 25.9%, driven primarily by new business gained following Hostess’ exit from the market in November 2012 and by incremental sales from previous acquisitions.”

A document addressing frequently asked questions on the acquisition has been posted on the Newsroom page of the Flowers Foods Website—www.flowersfoods.com. Flowers Foods will announce second quarter 2013 earnings on August 13, and management will host a conference call the same day. Management is expected to discuss the company’s outlook for second half of 2013 during the call.

About Flowers Foods

Headquartered in Thomasville, Ga., since its first bakery opened in 1919, Flowers Foods, Inc. (NYSE: FLO) today is one of the largest producers of packaged bakery foods for retail and foodservice customers in the United States. Flowers currently operates 44 bakeries that produce a wide range of bakery products. Among the company’s top brands are Nature’s Own and Tastykake. Learn more at www.flowersfoods.com.

Statements contained in this press release that are not historical facts are forward-looking statements. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected. Other factors that may cause actual results to differ from the forward-looking statements contained in this release and that may affect the company’s prospects in general include, but are not limited to, (a) competitive conditions in the baked foods industry, including promotional and price competition, (b) changes in consumer demand for our products, (c) the success of productivity improvements and new product introductions, (d) a significant reduction in business with any of our major customers including a reduction from adverse developments in any of our customer’s business, (e) fluctuations in commodity pricing, (f) our ability to fully integrate recent acquisitions into our business, and (g) our ability to achieve cash flow from capital expenditures and acquisitions and the availability of new acquisitions that build shareholder value. In addition, our results may also be affected by general factors such as economic and business conditions (including the baked foods markets), interest and inflation rates and such other factors as are described in the company’s filings with the Securities and Exchange Commission.

Investor Contact: Marta Jones Turner (229) 227-2348

Media Contact: Keith Hancock (229) 227-2380

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